                                                                     EXHIBIT 3.3


                           CERTIFICATE OF AMENDMENT

                                     TO THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                NET2PHONE, INC.

                    (pursuant to Section 242 of the DGCL)

        NET2PHONE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

        1. The name of the corporation is Net2Phone, Inc. (hereinafter the "Corporation").

        2. The Corporation's Certificate of Incorporation was initially filed with the Secretary of State of the State of Delaware on October 10, 1997 and was amended and restated on May 14, 1999.

        3. The Certificate of Incorporation of the Corporation is hereby amended by deleting the Preamble of Article Fourth thereof and replacing it with the following:

        ARTICLE FOURTH: the aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is two hundred and forty-seven million, forty-two thousand and eighty-nine (247,042,089) shares, consisting of (a) 200,000,000 shares of common stock, par value $.01 per share ("Common Stock"), (b) 37,042,089 shares of Class A common stock, par value $.01 per share (the "Class A Stock" and, together with the Common Stock, the "Common Shares"), and (c) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Effective upon filing of this Certificate of Amendment, each share of the Corporation's Common Stock and each share of the Corporation's Class A Stock that is outstanding on the date of filing shall be subdivided into three (3) shares of Common Stock or Class A Stock, as applicable, and the par value of each post-split share of Common Stock and Class A Stock shall be restated to equal $.01 per share.

        [Signature Page follows]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 24th day of June, 1999.


                                               NET2PHONE, INC.



                                               By: /s/ Howard Balter
                                                  ____________________________
                                                  Name: Howard Balter
                                                  Title: Chief Executive Officer



Attest:

        By: /s/ Joel Haims
            _______________
        Name: Joel Haims